Exhibit 10.26

PROMISSORY NOTE $10,000.00

Effective Date: June 2, 2025 FOR VALUE RECEIVED, Spectral Capital Corporation, a Nevada Corporation (“Borrower”), promises to pay to the order of Michael Turner (“Lender”), the principal sum of Ten Thousand Dollars ($10,000.00), together with interest on the unpaid principal balance as set forth below.

1. Advance and Interest The principal sum of $10,000.00 was advanced to Borrower by Lender on the Effective Date. This Note shall bear interest on the unpaid principal balance at the rate of five percent (5%) per annum, unless the full amount of the principal is repaid within sixty (60) days of the Effective Date, in which case no interest shall accrue or be due.

2. Payment Terms The entire outstanding principal and any accrued interest shall be due and payable upon demand by the Lender. Borrower may prepay all or any portion of the principal amount at any time without premium or penalty.

3. Governing Law This Note shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles.

4. Miscellaneous No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. This Note may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the day and year first above written. Spectral Capital Corporation a Nevada corporation

By: ____________________________ Jenifer Osterwalder President and Chief Executive Officer, Spectral Capital Corporation